DIGITAL LIKENESS DEVELOPMENT AGREEMENT

THIS DIGITAL LIKENESS DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2019 (the “Effective Date”) between PULSE Evolution Group, Inc., a Florida corporation (“PULSE”), FaceBank, Inc., a Florida corporation (“FaceBank”), and Floyd Mayweather, an individual, represented by ONE Entertainment (“Mayweather”).

WHEREAS, PULSE is a globally-recognized developer of hyper-realistic digital humans, also engaged as an advocate for the definition, development, protection and commercial exploitation of human ‘digital likeness’;

WHEREAS, Mayweather is a retired professional boxing champion, professional boxing promoter and globally recognized celebrity, active in the sports and entertainment industries;

WHEREAS, FaceBank, is a development-stage technology company in formation, created by the principal founder of PULSE, which intends to be the world’s first virtual bank dedicated to the storage, protection, distribution and opt-in enjoyment of personal digital likeness assets.

WHEREAS, the parties desire to enter into a joint venture and revenue share agreement, principally focused on commercial opportunities relating to the digital likeness of Mayweather, and the potential collaboration with the digital likenesses of other globally recognized athletes and celebrities;

WHEREAS, the parties desire to enter into an agreement that accurately describes their working relationship and agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term. The term (“Term”) of this Agreement will commence on the Effective Date and continue until the fifth anniversary of the Effective Date, unless extended by mutual agreement of the parties. PULSE shall also have an option to extend the Agreement, for an additional five year term, if either (a) the cash proceeds paid to Mayweather, in connection with this Agreement, are equal to, or greater than, Five Million dollars ($5,000,000) during the final year of the Agreement, or (b) the cash proceeds paid to Mayweather, in connection with this Agreement, are equal to, or greater than, $15 million dollars ($15,000,000), during the entire term of the Agreement. For the purposes of this agreement, cash proceeds shall include amounts paid to Mayweather, either by third parties or by PULSE, or its affiliates.

2. Development of Virtual Mayweather. PULSE and FaceBank will work directly with Mayweather to research, capture and analyze photographic, filmed and mathematical representations of the face and body of Mayweather, to develop a comprehensive and hyper-realistic, computer generated ‘digital likeness’ of the face and body of Mayweather (“Virtual Mayweather”), for global exploitation in commercial applications.

3. Use of Virtual Mayweather. Virtual Mayweather shall be available for broad commercial purposes, based on the mutual agreement of Mayweather and PULSE, including but not limited to, feature films, television commercials, award shows, live concerts, print advertisements, outdoor/public advertisements, endorsements, video games, virtual reality, augmented reality, social media and other holographic public appearances. Virtual Mayweather shall also be available, at the sole discretion of Mayweather, for his personal use, subject to certain cost considerations outlined in section 7 below.

4. Catalog of Virtual Mayweather Assets. Upon completion of the core digital assets of Virtual Mayweather, PULSE shall continue to develop a robust library of facial poses revealing of the personality and physical appeal of Mayweather, as necessary to support commercial requests for the likeness of Mayweather, in a timely manner, and to reduce the need for Mayweather to appear personally for photographic and modeling engagements.

5. Responsibility of PULSE. PULSE will be responsible for the marketing, license, distribution and implementation of applications and the usage of Virtual Mayweather. All uses, applications and deployments of the Virtual Mayweather Assets shall be approved, in advance, by Mayweather, or his designated representatives. Mayweather shall devote his reasonable best efforts to approve or reject proposed applications, in a timely manner, as necessary to support the business purposes of PULSE and Maywether, as contemplated by this Agreement.

6. Role of FaceBank. FaceBank shall be entitled to, and will, utilize Virtual Mayweather in connection with various promotional initiatives intending to demonstrate to a global audience the diverse opportunities for usage of Virtual Mayweather, as well as the usage of digital likeness that may be enjoyed by consumers, prospective joint venture partners, and business development prospects of FaceBank.

7. Responsibility for Virtual Mayweather Production Costs. PULSE shall be responsible for the advance funding of all technology related costs and animation services (collectively “Virtual Mayweather Production Costs”) required to develop, produce and maintain Virtual Mayweather as a usable digital asset, readily deployable into animation production workflows as may be required by Virtual Mayweather profit- making activity. PULSE may elect to fund such Virtual Mayweather Production Costs directly, or seek reimbursement for such costs from third parties. However, in any event, Mayweather shall not be responsible to fund any of such costs related to the production of Virtual Mayweather for profit-making activity in which PULSE has a revenue sharing interest, as outlined in section 8 below. Notwithstanding the foregoing, Mayweather shall be responsible for any and all costs associated with his personal use of Virtual Mayweather, in which PULSE has no economic participation.

8. Revenue Sharing. Revenues will be split in the following manner, as necessary to provide equal importanc to Mayweather and to the recovery of invested capital by PULSE:

Initial Sharing Ratio: Until such time as PULSE has recovered actual funded Virtual Mayweather Production Costs, revenues attributable to the exploitation of Virtual Mayweather will be collected by PULSE and divided 50% to Mayweather and 50% to PULSE.

Post-recoupment Sharing Ratio: Any and all revenues attributable to the exploitation of Virtual Mayweather, in excess of recovery of Virtual Mayweather Production Costs, will be collected by PULSE and divided 75% to Mayweather and 25% to PULSE.

Method and Timing of Payments. PULSE shall be responsible to pay Mayweather’s share of revenues, as described above, on a quarterly basis, immediately after completion of independent auditor review of PULSE quarterly financials, as such would be filed with the United States Securities Exchange Commission.

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9. Mayweather Share Grant and Cash Incentive. Upon execution of the Digital Likeness Development Agreement, Mayweather shall receive an upfront cash payment of US$250,000 and a grant of Pulse common stock with an initial value, as of the date hereof, equal to US$1,000,000, based on the five day average closing price of PULSE common stock, as reported as of the last trading day immediately prior to the date hereof. ONE Entertainment shall be granted stock involvement under separate agreement.

10. Publicity. Mayweather and PULSE shall cooperate and consult with each other on all matters related to the publicity of this Agreement and the creation and deployment of Virtual Mayweather. The parties shall mutually agree on any press releases in respect of this Agreement. No other press releases, or public announcements, relating to this Agreement shall be issued or made by Mayweather, PULSE, or any of their respective affiliates without the joint approval of Mayweather and PULSE, such approval not to be unreasonably withheld or delayed.

11. Notices. Notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement or other communications required or desired to be sent to either party in connection with this Agreement shall be in writing and shall be delivered by email and in person, or by internationally recognized overnight courier service (such as Federal Express). Notices shall be deemed received when delivered in the case of personal delivery or overnight courier delivery. Notices shall be addressed as follows (or at such other address that each Party may from time to time specify in a written notice):

If to PULSE:

Pulse Evolution Group, Inc.

318 South US Highway One, Suite 200

Jupiter, FL 33477

If to Mayweather:

Floyd Mayweather

c/o ONE Entertainment

15344 Weddington Street Unit 102

Sherman Oaks, CA 91411

12. PULSE Representations and Warranties. PULSE represents and warrants to Mayweather that PULSE has, and will have, the right to enter into this Agreement and shall perform its obligations for the benefit of this Agreement and for Mayweather, without infringement on third party rights, and all technology and know-how required to produce Virtual Mayweather is either owned or licensed by PULSE.

13. Mayweather Representations and Warranties. ONE Entertainment represents and warrants to PULSE that it is free to enter into this Agreement and is not subject to any conflicting obligations or impediments that may prevent or interfere with its performance of this Agreement.

14. Florida Law. This Agreement shall be governed by and construed and interpreted in accordance with, and all disputes hereunder or relating hereto shall be resolved in accordance with, the substantive internal laws of the State of Florida (together with the applicable federal laws of the United States), without regard to any conflicts of laws rules that may otherwise require the application of the laws of any other state or jurisdiction.

15. Assignment. This Agreement may not be assigned in whole or in part, including by operation of law, sale of assets, merger or otherwise, by any party without the other party’s prior written consent, which may be granted or withheld in such party’s sole discretion.

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16. Entire Agreement. This Agreement (including any attachments hereto) constitutes an integrated agreement and represents the exclusive and entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements of any kind, as well as all negotiations and discussions among the parties and/or their respective legal counsel with respect to the subject matter covered hereby. No other covenants, conditions, representations, warranties, or other agreements, express or implied, oral or written, have been made by any of the parties concerning the subject matter hereof, and each party acknowledges that, in entering into this Agreement, it is not relying on any covenants, conditions, representations, warranties, or other agreements except as expressly set forth herein.

17. Amendment. Any amendment to this Agreement must be in writing and signed by a duly authorized representative of the party against which enforcement is sought and must expressly state that it is the intention of such party to amend this Agreement. No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by a duly authorized representative of the waiving party. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

18. Interpretation. This Agreement shall be construed as if the parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against any one party because of the manner in which this Agreement or any provision hereof was drafted or prepared. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender (including the neuter) shall extend to and include all genders (including the neuter). Unless otherwise specifically stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or paragraph. The captions and article and section headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Delivery of a signed execution page by PDF file via email or facsimile, with acknowledgement of receipt, shall be acceptable as proof of execution.

[ Signature Page to Follow ]

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DIGITAL LIKENESS DEVELOPMENT AGREEMENT by and between PULSE EVOLUTION GROUP, INC., FACEBANK, INC. and FLOYD MAYWEATHER, dated July 31, 2019.

ACKNOWLEDGED AND AGREED:

Pulse Evolution Group, Inc.

/s/ John C. Textor
Name:	John C. Textor
Title:	CEO
Date	July 31, 2019

ONE Entertainment on behalf of Floyd Mayweather

/s/ Brent A. Johnson
Name:	Brent A. Johnson, JD
Title:	Managing Partner & CEO
Date:	July 31, 2019

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